UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2009

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2009, as part of its annual review of executive compensation and benefit plans, the Compensation Committee of the Board of Directors (the "Committee") of Exide Technologies (the "Company") approved the fiscal 2010 short-term cash incentive plan (the "FY10 AIP") for employees and named executive officers. On March 26, 2009, the Board of Directors (the "Board") approved the FY10 AIP for the CEO.

The FY10 AIP provides for corporate and divisional performance goals established by the Committee. Corporate goals include the following performance measures: Adjusted Earnings Per Share ("Adjusted EPS"), which is defined as net income plus or minus after-tax restructuring charges, one-time tax items (including non-cash valuation allowances), reorganization expenses related to post-bankruptcy claims administration, after tax currency remeasurement gains or losses, and non-cash gains or losses from the revaluation of the Company's warrants liability; and Consolidated Corporate Adjusted EBITDA ("Consolidated EBITDA"). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges, as well as non-cash currency remeasurement gains or losses, non-cash gains or losses from the revaluation of the Company's warrants liability, impairment charges, gains or losses on assets sales, non-cash stock compensation expense and minority interest. Divisional goals include the division's Adjusted EBITDA and the division's Return on Working Capital ("Division ROWC"), which is defined as the division's Adjusted EBITDA divided by the sum of inventories and receivables minus the sum of accounts payable and accrued liabilities.

For each named executive officers serving as a division president, awards are weighted 50% based on achievement of the division's Adjusted EBITDA, 25% based on Division ROWC, 15% based on Adjusted EPS and 10% based on Consolidated EBITDA. For corporate named executive officers, awards are weighted 70% based on Adjusted EPS and 30% on Consolidated EBITDA.

The Committee also established threshold Adjusted Net Income, which is defined as net income subject to the same adjustments discussed above regarding Adjusted EPS, below which no employee or named executive officer may receive any FY10 AIP award otherwise earned.

Each named executive officer will achieve an award of 100% of his or her targeted bonus level if the Company's consolidated corporate results and the named executive officer’s respective division results achieve target levels. Payments as a percentage of annual base salary at the target levels under this plan for named executive officers, assuming both division and consolidated corporate results achieve the targets, are as follows:

Named Executive Officer/(Target)

Gordon A. Ulsh (125%)
E.J. O’Leary (65%)
Mitchell S. Bregman (50%)
Phillip A. Damaska (50%)

Performance above or below the target will result in a proportional payment above or below the target payout. Named executive officers receive 50% of their division and/or corporate target award upon achievement of 80% of the performance targets; and up to 200% of their target award based on achievement of 120% of the performance targets. Awards are capped at the achievement of 200% of target award.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 25, 2009, the Nominating and Corporate Governance Committee of the Board recommended, and on March 26, 2009, the Board approved, amendments to the Company's Amended and Restated Bylaws (the "Bylaws").

The principal amendments include the following: (1) a revision to Article II, Section 2.02 permitting holders of at least 15% of the voting power of the shares of the Company's common stock to call special meetings of the shareholders and establishing certain procedures related to the calling of such meetings; (2) revisions to Article II, Section 2.03, which provide instructions for advanced notice requirements applicable to special meetings regarding stockholder proposals and director nominations; and (3) an insertion into Article IX, Section 9.01(i), which provides that an officer's or director's right to indemnification and advancement of expenses under the Bylaws is a contractual right that vests upon the date such officer or director assumes his or her responsibilities and shall apply retroactively for those directors and officers currently serving as of the date of the current amendments to the Bylaws.

The above description of the amendments is not complete and is qualified in its entirety by reference to the Bylaws, as amended, a copy of which is attached hereto as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit 3.01: Amended and Restated Bylaws of Exide Technologies, dated March 26, 2009

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

March 31, 2009	By:	/s/ Phillip A. Damaska

Name: Phillip A. Damaska
Title: Executive Vice President and Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

3.01	Amended and Restated Bylaws of Exide Technologies, dated March 26, 2009